Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

April 11, 2014

An opportunity for monthly cash flow.

SLVO: Generates variable cash flow from
selling covered calls on silver shares**.
credit-suisse.com/etn

**Covered calls limit upside participation.

You may receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase or sale. Credit Suisse Silver Shares Covered Call ETNs track the performance of the Credit Suisse NASDAQ Silver FLOWSTM 106 Index. The ETNs are not linked to and investors have no rights to any physical commodity. Monthly coupon payments on the ETNs will vary and could be zero. Variable monthly coupons are generated from selling covered calls, which limits upside participation. There is no actual portfolio of assets in which any investor in the ETNs has any ownership or other interest. An investment in SLVO involves significant risks. For further information regarding risks, please see the section entitled “Risk Factors” in the applicable pricing supplement. Credit Suisse has filed a registration statement (including a pricing supplement,prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for certain offerings to which this communication relates. Before you invest, you should read the applicable pricing supplement, the prospectus supplement and prospectus in that registration statement, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any dealer, or any agent participating in the relevant offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request them by calling toll-free 1-800-221-1037.